Form 201		
Secretary of State P.O. Box 13697 Austin, TX 78711-3697 FAX: 512/463-5709 Filing Fee: $300	**Certificate of Formation** **For-Profit Corporation**	**Filed in the Office of the Secretary of State of Texas** **Filing #: 800891881 10/31/2007** **Document #: 191566760002** **Image Generated Electronically for Web Filing**

Article 1 - Entity Name and Type

The filing entity being formed is a for-profit corporation. The name of the entity is:

Great Wall Builders Ltd

The name must contain the word "corporation," "company," "incorporated," "limited," or an abbreviation of one of these terms. The name must not be the same as, deceptively similar to or similar to that of an existing corporate, limited liability company, or limited partnership name on file with the secretary of state. A preliminary check for "name availability" is recommended.

Article 2 – Registered Agent and Registered Office

☐ A. The initial registered agent is an organization (cannot be corporation named above) by the name of:

OR

☑ B. The initial registered agent is an individual resident of the state whose name is set forth below:

Name:
Jia Tian

C. The business address of the registered agent and the registered office address is:

Street Address:
12520 A1 Westheimer #138 Houston TX 77077

Article 3 - Directors

The number of directors constituting the initial board of directors and the names and addresses of the person or persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are set forth below:

Director 1: **Jia Tian**

Address: **12520 A1 Westheimer #138 Houston TX, USA 77077**

Article 4 - Authorized Shares

The total number of shares the corporation is authorized to issue and the par value of each of such shares, or a statement that such shares are without par value, is set forth below.

Number of Shares	Par Value (must choose and complete either A or B)	Class	Series
918816988	☑ A. has a par value of $0.0001 ☐ B. without par value.	B	
98989886	☑ A. has a par value of $0.0001 ☐ B. without par value.	A	

If the shares are to be divided into classes, you must set forth the designation of each class, the number of shares of each class, and the par value (or statement of no par value), of each class. If shares of a class are to be issued in series, you must provide the designation of each series. The preferences, limitations, and relative rights of each class or series must be stated in space provided for supplemental information.

Article 5 - Purpose

The purpose for which the corporation is organized is for the transaction of any and all lawful business for which corporations may be organized under the Texas Business Organizations Code.

Supplemental Provisions / Information

[The attached addendum, if any, is incorporated herein by reference.]

Effectiveness of Filing

☑ A. This document becomes effective when the document is filed by the secretary of state.

OR

☐ B. This document becomes effective at a later date, which is not more than ninety (90) days from the date of its signing. The delayed effective date is:

Organizer
The name and address of the organizer is set forth below. **Tian Jia 12520 A1 Westheimer #138, Houston, Texas 77077**

Execution
The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.
Jia Tian Signature of organizer

FILING OFFICE COPY